Exhibit 99.1

Digital Power Corporation Signs Definitive Agreement to Purchase Control of Microphase Corporation

Acquires Leader in Proprietary RF and Microwave Products for Defense & Aerospace Mfrs; Accretive Transaction Doubles Company’s Existing Revenues

FREMONT, Calif., May 03, 2017, Digital Power Corporation (NYSE MKT: DPW - News) ("Digital Power" or the "Company"), a growth company seeking to increase revenues through acquisitions and organic growth, today announced the entry into an Agreement that, upon consummation, will result in the acquisition of control of Microphase Corporation (MPC). MPC is the 62-year old global designer, developer, original equipment manufacturer (OEM) and industry leader of electronic components, devices and subsystems for the Defense, Aerospace and Telecommunication sectors. The Company believes MPC is prominent in delivering world-class radio frequency (RF) and microwave devices and components and innovative testing devices. The transaction will be governed by a Share Exchange Agreement executed as of April 28, 2017.

Commenting on the transaction, President and CEO Amos Kohn stated: “The purchase of MPC marks our first step in executing our acquisition growth strategy for 2017. We are very pleased, through the anticipated acquisition, with the expansion of our customer base, innovative technology, manufacturing capacity and capabilities and knowledge base that MPC represents and the synergistic opportunities that the Company will derive. MPC provides best in class technology and product solutions for mission critical applications for radar and missile guidance systems including DC and extremely high frequency (EHF) and revolutionary microwave test and measurement products. This acquisition is strategic in growing the Company as a leading provider to the Defense, Aerospace and Electronics markets.” The transaction is subject to the Company’s completion of its due diligence review of MPC including its financial statements, operations and other conditions.

“Microphase Corporation hallmarks the start of the Company’s execution of the core acquisition strategy it has adopted. This transaction is an important first step in our growth strategy, provides value to our shareholders and to our operations, and will be strategic as we pursue our future acquisitions,” stated Milton “Todd” Ault, III, the Company’s Executive Chairman. Ault added, “The Company is focused on trading short-term profitability for growing topline revenue, cash and scale.”

The details of the transaction include the Company acquiring 1,603,434 shares of MPC Common Stock, representing 58% of MPC’s issued and outstanding shares, or 50.2% on a fully diluted basis, from certain shareholders of MPC in exchange for (i) an equivalent of 2,600,000 shares consisting of the Company’s Common Stock and Series D Convertuble Preferrd Stock, assuming full conversion threof, (ii) the issuance of warrants to purchase an aggregate of 1,000,000 shares of DPW Common Stock, and (iii) issuance of a 12% Promissory Note to MPC in the aggregate principal amount of $220,000. In connection with the transaction, the Company also agreed to issue 10,000 shares of its Series E Convertible Preferred Stock which may be convertible into its Common Stock to guarantee the payment of an 8% Promissory Note issued by MPC to certain creditors, all which are subject to certain rights, conditions and restrictions as detailed in Current Report on Form 8-K filed by the Company with the SEC on May 3, 2017. The transaction is scheduled to close on May 25, 2017 and the conversion of the Series D and Series E Convertible Preferred Stock into Common Stock is subject to shareholder approval.

As previously disclosed, for the remainder of 2017, the Company is pursuing an increase in revenues by seeking to attract new customers and implementing an aggressive acquisition strategy to build upon its anticipated organic growth. This anticipated revenue increase reflects management’s and the Board’s commitment to an aggressive growth strategy through acquistions adopted pending the change in control completed in September 2016. In implementing this strategy, the Company has hired a number of additional personnel and consultants to assist in identifying, analyzing, negotiating and acquiring potential companies. The Company will need to raise a substantial amount of capital for acquisitions and to support its infrastructure. As a result of its projected growth, its anticipated net income may not match its growth in gross revenues and we may continue to experience losses through 2017 and 2018 until these acquisitions have been integrated into our operations or until our cost reduction and efficiency changes have been implemented. For the first quarter ended March 31, 2017, the Company earned revenues of approximately $1.62 million and a net loss of approximately $820,000.

On April 27, 2017, the Company was notified by the NYSE MKT that due to the Company’s most recent loss for the year ended December 31, 2016, the Company must meet the $6 million or more in shareholders’ equity listing standard set forth under Section 1003(a)(iii) of the NYSE MKT Company Guide because the Company has reported losses from continuing operations and/or net losses in five of its most recent fiscal years ended December 31, 2016. The notice further states that the Company remains subject to the conditions as set forth in the NYSE MKT’s December 18, 2015 prior letter and, if the Company is not in compliance with all of the NYSE MKT’s continued listing standards by June 19, 2017, or does not make progress under its plan to regain recompliance during the plan period, the NYSE MKT’s staff will initiate delisting procedures as appropriate. The Company notes since the change in control in September 2016 that it has been committed to meeting the NYSE MKT’s listing standards and ensures its shareholders that it will fulfill its requiremeets by June 19, 2017.

About Digital Power

Headquartered in Fremont, CA, Digital Power Corporation designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Our products are used in the most demanding communications, industrial, medical and military applications where customers demand high density, high efficiency and ruggedized power solutions. The Company’s wholly owned subsidiary, Digital Power Limited which does business as Gresham Power Electronics, is based in Salisbury, UK. Digital Power's headquarters is located at 48430 Lakeview Blvd., Fremont, California, 94538; 1-877-634-0982. Website: www.digipwr.com.

For Investor Relations inquiries: IR@digpwr.com or 1-844-233-2645.

Forward Looking Statements

The foregoing press release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, that the conditions to the closing of the Share Exchange Agreement being met and that the Company’s shareholders approval approve the conversion of the Series D and E convertible preferred stock and that the Company will meet the NYSE MKT’s continued listing standard by June 19, 2017. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. More information about potential risk factors that could affect the Company’s business and financial results are included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available on the Company’s website at www.digipwr.com.